July 2017

Preliminary Terms No. 1,713

Registration Statement Nos. 333-200365; 333-200365-12

Dated July 25, 2017

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Market-Linked Notes due July 29, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the arithmetic average of the basket closing values on each of the five annual averaging dates. These long-dated notes are for investors who are concerned about principal risk but seek a return based on a basket of equity indices, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	July 26, 2017
Original issue date:	July 31, 2017 (3 business days after the pricing date)
Maturity date:	July 29, 2022
Interest:	None
Basket:	Basket component*	Ticker symbol*	Basket component weighting	Initial index value	Multiplier
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	33.3333%
	DAX® Index (the “DAX” Index”)	DAX	33.3333%
	Swiss Market Index (the “SMI Index”)	SMI	33.3333%
* Ticker symbols are being provided for reference purposes only. We refer to the SX5E Index, the DAX Index and the SMI Index, collectively, as the underlying indices.
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	155%
Maximum payment at maturity:	None
Basket percent change:	(final basket closing value – initial basket value) / initial basket value
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $974.00 per note, or within $20.00 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:(1)	Price to public	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$5	$995
Total	$	$	$
(1)	The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $995 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)	See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated February 29, 2016

Index Supplement dated January 30, 2017         Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Terms continued from previous page:
Initial basket value:	The initial basket value will equal 100, which is equal to the sum of the products of (i) the initial index value of each basket component, as set forth under “Basket—Initial index value” above, and (ii) the multiplier for such basket component, as set forth under “Basket—Multiplier” above, each as determined on the pricing date.
Final basket closing value:	The arithmetic average of the basket closing values on each of the five averaging dates
Averaging dates:	July 26, 2018, July 26, 2019, July 27, 2020, July 26, 2021 and July 26, 2022, subject to postponement for non-index business days and certain market disruption events
Basket closing value:	On any date, the sum of the products of (i) the closing value of each basket component on such date, and (ii) the multiplier for such basket component.
Multiplier:	The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value of 100. Each multiplier will remain constant for the term of the notes.
CUSIP:	61768CNA1
ISIN:	US61768CNA17

July 2017	Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due July 29, 2022 Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the arithmetic average of the closing values of a basket of three indices on the five annual averaging dates. The notes provide investors:

▪	an opportunity to gain exposure to the indices comprising the basket

▪	the repayment of principal at maturity, subject to our creditworthiness

▪	155% participation in any appreciation of the basket over the term of the notes, as measured on the five annual averaging dates

▪	no exposure to any decline of the final basket closing value below the initial basket value if the notes are held to maturity

At maturity, if the basket percent change is less than or equal to zero, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 5 years
Participation rate:	155%
Maximum payment at maturity:	None
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $974.00, or within $20.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-

July 2017	Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

July 2017	Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of an equally weighted basket composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return based on a basket of equity indices and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any.

Repayment of Principal	The notes offer investors 155% upside exposure to any positive performance of the basket, while providing for the repayment of principal in full at maturity.
Upside Scenario	The arithmetic average of the basket closing values on each of the five averaging dates is greater than the initial basket value of 100, and, at maturity, the notes pay the stated principal amount of $1,000 plus 155% of the positive percent change from the initial basket value to the final basket closing value. There is no limitation on the appreciation potential.
Par Scenario	The arithmetic average of the basket closing values on each of the five averaging dates is less than or equal to the initial basket value, and, at maturity, the notes pay only the stated principal amount of $1,000.

July 2017	Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x basket percent change x 155% In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.
where
basket percent change	=	(final basket closing value – initial basket value) / initial basket value
Final basket closing value	=	the arithmetic average of the basket closing values on each of the five averaging dates.

In no event will the payment due at maturity be less than the stated principal amount.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of basket percent changes, as measured on the five annual averaging dates and does not cover the complete range of possible payouts at maturity. The table reflects the initial basket value of 100.

Basket percent change	Final basket closing value	Stated principal amount	Participation rate	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100%	200	$1,000	155%	$1,550	$2,550	155.0%
90%	190	$1,000	155%	$1,395	$2,395	139.5%
80%	180	$1,000	155%	$1,240	$2,240	124.0%
70%	170	$1,000	155%	$1,085	$2,085	108.5%
60%	160	$1,000	155%	$930	$1,930	93.0%
50%	150	$1,000	155%	$775	$1,775	77.5%
40%	140	$1,000	155%	$620	$1,620	62.0%
30%	130	$1,000	155%	$465	$1,465	46.5%
20%	120	$1,000	155%	$310	$1,310	31.0%
10%	110	$1,000	155%	$155	$1,155	15.5%
0%	100	$1,000	N/A	$0	$1,000	0%
–10%	90	$1,000	N/A	$0	$1,000	0%
–20%	80	$1,000	N/A	$0	$1,000	0%
–30%	70	$1,000	N/A	$0	$1,000	0%
–40%	60	$1,000	N/A	$0	$1,000	0%
–50%	50	$1,000	N/A	$0	$1,000	0%
–60%	40	$1,000	N/A	$0	$1,000	0%
–70%	30	$1,000	N/A	$0	$1,000	0%
–80%	20	$1,000	N/A	$0	$1,000	0%
–90%	10	$1,000	N/A	$0	$1,000	0%
–100%	0	$1,000	N/A	$0	$1,000	0%

July 2017	Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket percent change, as determined on the five annual averaging dates, is less than or equal to zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the final basket closing value is not sufficiently higher than the initial basket value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the final basket closing value, as determined on the five annual averaging dates.

▪	Changes in the value of the basket components may offset each other. Price movements in the basket components may not correlate with each other. At a time when the price of one basket component increases, the price of the other basket components may decline in value. Therefore, in calculating the payment at maturity, increases in the price of one basket component may be moderated, or wholly offset, by declines in the price of the other basket components.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time, the volatility (frequency and magnitude of changes in value) of the underlying indices, dividend rate on the stocks underlying the underlying indices, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying indices or equities markets generally and which may affect the closing values of the underlying indices on any averaging date and the actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	There are risks associated with investments in notes linked to the value of foreign equity securities. The notes are linked to the value of foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

July 2017	Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the notes is not linked to the value of the underlying indices at any time other than the averaging dates. The amount payable on the notes will be based on the arithmetic average of the basket closing values on each of the five averaging dates, subject to postponement for non-index business days and certain market disruption events. Even if the value of the basket appreciates prior to an averaging date but then drops by an averaging date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the notes may be higher than the final basket closing value, the payment at maturity will be based solely on the final basket closing value, as determined on the five annual averaging dates.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

July 2017	Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	Adjustments to the basket components could adversely affect the value of the notes. The index publisher of a basket component can add, delete or substitute the stocks underlying basket component, and can make other methodological changes that could change the value of such basket component. Any of these actions could adversely affect the value of the notes. In addition the index publisher of a basket component may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on an averaging date, the index closing value on such averaging date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

▪	Investing in the notes is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley. Investing in the notes is not equivalent to investing in the basket components. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the component stocks of either basket component. Furthermore, investing in the notes is not equivalent to investing in the basket components or their component stocks. In addition, you are subject to our credit risk.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and multiplier for each basket component, the basket closing value on each averaging date, the final basket closing value and the basket percent change, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket closing value in the

July 2017	Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

event of a discontinuance of any basket component or a market disruption event with respect to any basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the component stocks of the underlying indices and in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the component stocks of the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values, and, therefore, could increase the values at or above which the underlying indices must close on the averaging dates before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the averaging dates, could adversely affect the closing values of the underlying indices on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity.

July 2017	Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Basket Overview

EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

DAX® Index

The DAX® Index is a capital-weighted index that comprises the 30 largest and most actively traded companies that are listed on the Frankfurt Stock Exchange. The DAX® Index is a total return index, which reinvests all income from dividend and bonus payments in the DAX® Index portfolio. For additional information about the DAX® Index, see “Annex A — the DAX® Index” below.

Swiss Market Index

The Swiss Market Index represents approximately 85% of the free-float capitalization of the Swiss equity market. The Swiss Market Index consists of the 20 largest and most liquid equities of the Swiss Performance Index®. The composition of the Swiss Market Index is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index, the component stocks are subject to a special procedure for adding them to the Swiss Market Index or removing them based on free-float market capitalization and liquidity. For additional information about the Swiss Market Index, see the information set forth under “Swiss Market Index” in the accompanying index supplement.

SMI® is a trademark of SIX Swiss Exchange. For more information, see “Swiss Market Index” in the accompanying index supplement.

July 2017	Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Information as of market close on July 24, 2017:

Basket Component Information as of July 24, 2017
	Ticker Symbol	Current Basket Component Closing Value	52 Weeks Ago	52 Week High	52 Week Low
EURO STOXX 50® Index	SX5E	3,453.17	2,972.23	3,658.79 (on 5/5/2017)	2,906.98 (on 8/2/2016)
DAX® Index	DAX	12,208.95	10,147.46	12,888.95 (on 6/19/2017)	10,144.34 (on 8/2/2016)
Swiss Market Index	SMI	8,898.23	8,194.73	9,127.61 (on 5/16/2017)	7,593.20 on 11/6/2016)

The following graph is calculated based on an initial basket value of 100 on January 1, 2012 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2012 to July 24, 2017

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Historical Information

The following tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the period from January 1, 2012 through July 24, 2017. The closing values on July 24, 2017 were (i) in the case of the SX5E Index, 3,453.17, (ii) in the case of the DAX Index, 12,208.95, and (iii) in the case of the SMI Index, 8,898.23. The related graphs set forth the daily closing values for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on any averaging date.

EURO STOXX 50® Index	High	Low	Period End
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter (through July 24, 2017)	3,527.83	3,441.88	3,453.17

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

EURO STOXX 50® Index Daily Index Closing Values January 1, 2012 to July 24, 2017

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Morgan Stanley Finance LLC

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

DAX® Index	High	Low	Period End
2012
First Quarter	7,157.82	5,898.35	6,946.83
Second Quarter	7,056.65	5,969.40	6,416.28
Third Quarter	7,451.62	6,387.57	7,216.15
Fourth Quarter	7,672.10	6,950.53	7,612.39
2013
First Quarter	8,058.37	7,581.18	7,795.31
Second Quarter	8,530.89	7,459.96	7,959.22
Third Quarter	8,694.18	7,806.00	8,594.40
Fourth Quarter	9,589.39	8,516.69	9,552.16
2014
First Quarter	9,742.96	9,017.79	9,555.91
Second Quarter	10,028.80	9,173.71	9,833.07
Third Quarter	10,029.43	9,009.32	9,474.30
Fourth Quarter	10,087.12	8,571.95	9,805.55
2015
First Quarter	12,167.72	9,469.66	11,966.17
Second Quarter	12,374.73	10,944.97	10,944.97
Third Quarter	11,735.72	9,427.64	9,660.44
Fourth Quarter	11,382.23	9,509.25	10,743.01
2016
First Quarter	10,743.01	8,752.87	9,965.51
Second Quarter	10,435.73	9,268.66	9,680.09
Third Quarter	10,752.98	9,373.26	10,511.02
Fourth Quarter	11,481.06	10,259.13	11,481.06
2017
First Quarter	12,312.87	11,481.06	12,312.87
Second Quarter	12,888.95	12,000.44	12,325.12
Third Quarter (through July 24, 2017)	12,641.33	12,208.95	12,208.95

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Morgan Stanley Finance LLC

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

DAX® Index Daily Index Closing Values January 1, 2012 to July 24, 2017

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Morgan Stanley Finance LLC

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Swiss Market Index	High	Low	Period End
2012
First Quarter	6,341.33	5,970.49	6,235.51
Second Quarter	6,299.38	5,713.34	6,066.86
Third Quarter	6,613.45	6,109.41	6,495.88
Fourth Quarter	6,973.69	6,508.66	6,822.44
2013
First Quarter	7,864.39	7,020.46	7,813.67
Second Quarter	8,407.61	7,249.47	7,683.04
Third Quarter	8,105.39	7,675.29	8,022.60
Fourth Quarter	8,351.38	7,755.26	8,202.98
2014
First Quarter	8,532.99	8,092.53	8,453.82
Second Quarter	8,752.86	8,280.53	8,554.52
Third Quarter	8,840.17	8,274.65	8,835.14
Fourth Quarter	9,212.85	8,057.54	8,983.37
2015
First Quarter	9,396.29	7,899.59	9,128.98
Second Quarter	9,471.46	8,780.91	8,780.91
Third Quarter	9,526.79	8,278.07	8,513.41
Fourth Quarter	9,016.56	8,375.31	8,818.09
2016
First Quarter	8,701.46	7,496.62	7,807.89
Second Quarter	8,292.45	7,594.49	8,020.15
Third Quarter	8,320.99	7,898.21	8,139.01
Fourth Quarter	8,259.45	7,593.20	8,219.87
2017
First Quarter	8,704.39	8,229.01	8,658.89
Second Quarter	9,127.61	8,529.28	8,906.89
Third Quarter (through July 24, 2017)	9,038.65	8,874.07	8,898.23

Swiss Market Index Daily Index Closing Values January 1, 2012 to July 24, 2017

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Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:	If the final averaging date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final averaging date as postponed, by which date the basket percent change will have been determined.
Equity-linked notes:	All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.
Minimum ticketing size:	$1,000 / 1 note
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on July 24, 2017, the “comparable yield” for the notes would be a rate of 2.7572 % per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,146.6768 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2017	$11.4883	$11.4883
January 1, 2018 through June 30, 2018	$13.9444	$25.4327
July 1, 2018 through December 31, 2018	$14.1366	$39.5693
January 1, 2019 through June 30, 2019	$14.3315	$53.9008
July 1, 2019 through December 31, 2019	$14.5291	$68.4299
January 1, 2020 through June 30, 2020	$14.7294	$83.1593
July 1, 2020 through December 31, 2020	$14.9324	$98.0917
January 1, 2021 through June 30, 2021	$15.1383	$113.2300
July 1, 2021 through December 31, 2021	$15.3470	$128.5770
January 1, 2022 through June 30, 2022	$15.5586	$144.1356
July 1, 2022 through the Maturity Date	$2.5412	$146.6768

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial index values, and, therefore, the values at or above which the underlying indices must close on the averaging dates before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the averaging dates, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the values of the underlying indices, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $995 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

We are also offering, pursuant to Preliminary Terms No. 1,712, a separate issuance of notes with terms similar to those of this issuance of notes but being sold to accounts other than fee-based advisory accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated February 29, 2016

Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Annex A

The DAX® Index

All information contained in this document regarding the DAX® Index (the “DAX”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Deutsche Börse AG (“Deutsche Börse”). The DAX is calculated, maintained and published by Deutsche Börse. Deutsche Börse has no obligation to continue to publish, and may discontinue publication of, the DAX.

The DAX is reported by Bloomberg L.P. under the ticker symbol “DAX.”

The DAX consists of the 30 largest and most actively traded companies listed on the Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the DAX is December 30, 1987.

The DAX is capital-weighted, meaning the weight of any individual component is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single component is capped at 10% of the DAX capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The DAX is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the DAX portfolio.

Methodology

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the “Committee”) advises Deutsche Börse AG (the “DAX Index Sponsor”) on all issues related to the DAX, recommending measures that are necessary in order to ensure the relevance of the DAX range and the correctness and transparency of the DAX calculation process. In accordance with the various rules, the Committee pronounces recommendations in respect of the composition of the DAX. However, any decisions on the composition of and possible modifications to the DAX are exclusively taken by the Management Board of Deutsche Börse (the “Board”). Such decisions are published in a press release and on Deutsche Börse’s publicly available website in the evening after the Committee has concluded its meeting. We have not participated in the preparation of, or independently verified, the information contained on Deutsche Börse’s website.

The Committee’s meetings usually take place on the fifth trading day in each of March, June, September and December. The date for the respective next meeting is announced via a press release on Deutsche Börse’s website on the evening of the current meeting.

The “equity index ranking” is published monthly by Deutsche Börse, containing all relevant data in respect of the key criteria order book turnover and market capitalization. This publication also serves as a basis for Committee decision-making at quarterly meetings. It is produced at the beginning of each month and published online.

Free Float

For the determination of the free float portion used to weight a company’s class of shares in the DAX and for the ranking lists, the following rules apply:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

•	for which a pooling has been arranged in which the owner has an interest;

•	managed or kept in safe custody by a third party for account of the owner; and

•	held by a company which the owner controls as defined by section 22(3) of the WpHG.

2. The definition of “non-free float”—irrespective of the size of a shareholding—covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings as defined by No. 1 above are counted as shareholdings for the calculation according to

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

No. 1. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

3. As long as the size of such a shareholding does not exceed 25% of a company’s share capital, the definition of free float includes all shareholdings held by:

•	asset managers and trust companies;

•	funds and pension funds; and

•	investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to No. 1, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by No. 1 above are not counted as shareholdings for the calculation according to No. 1.

4. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpÜG”).

The various criteria in Nos. 1 to 4 are also fully applied to classes of shares that are subject to restrictions of ownership.

Index Composition

Selection Criteria

To be included or to remain in the DAX, companies have to satisfy certain requirements. All classes of the company’s shares must:

•	be listed in the Prime Standard Segment on the Frankfurt Stock Exchange;

•	be traded continuously on Deutsche Börse’s electronic trading system Xetra®;

•	show a free float portion of at least 10%;

•	have their legal headquarters or operating headquarters in Germany; and

Companies that are first listed at Xetra® have additionally to be listed for a minimum of 30 trading days.

If, for any company, more than one class of shares fulfills the above criteria, only the respective larger or more liquid class can be included in the DAX. Moreover, companies must either:

•	have a registered office in Germany or their operating headquarters in Germany; or

•	have their focus of trading volume on Xetra® and their legal headquarters in the European Union or in a European Free Trade Association country (“EFTA”).

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the EU/EFTA over the past twelve months took place on the Frankfurt Stock Exchange, including Xetra®.

To preserve the character of the DAX, the Board reserves the right to exclude certain companies from the DAX in coordination with the Committee.

Companies that satisfied the requirements listed above are selected for inclusion in the DAX according to the following two key criteria:

•	order book turnover on Xetra® and in Frankfurt floor trading (within the preceding twelve months); and

•	free float market capitalization (determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

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Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Taking these criteria into account, the Committee submits proposals to the Board to leave the current composition of the DAX unchanged or to effect changes. The final decision as to whether or not to replace an index component is taken by the Board. These decisions will be directly reflected by the respective rankings.

Adjustments to Index Composition

The index composition of the DAX is reviewed quarterly based on the Fast Exit and Fast Entry rules. The index composition of the DAX is reviewed every September based on the Regular Exit and Regular Entry rules.

The purpose of the review on the basis of the Fast Exit and Fast Entry rules is to account for significant changes in rankings. These changes may occur when companies no longer possess the required size (free float market capitalization) or liquidity (order book volume), which may arise due to large issues (e.g., major changes in the free float or a steep price drop) and should be taken into consideration promptly in the index.

The “Overview of rules” table shows when and how the rules detailed below apply.

Overview of rules

FF MCap: free float market capitalization

OB volume: Order book volume

	Candidate rank FF MCap/OB volume	Alternate candidate rank FF MCap/OB volume	March	June	September	December
Fast Exit	45/45	35/35; 35/40; 35/45	X	X	X	X
Fast Entry	25/25	35/35	X	X	X	X
Regular Exit	40/40	35/35			X
Regular Entry	30/30	35/35			X

The selection of companies in the DAX is based on the quantitative criteria of free float market capitalization and order book volume. The currently valid ranking list always forms the basis for the application of the rules outlined below. The four rules are applied successively.

1. Fast Exit: A company in the index is replaced if it has a worse rank than the “candidate rank” in one of the two criteria of free float market capitalization or order book volume (see the “Overview of rules” table; for example, greater than 45 in free float market capitalization criterion or greater than 45 in the order book volume criterion in the DAX ranks). It is replaced by the company with the highest free float market capitalization that has the corresponding ranking positions for both criteria in the “alternate candidate rank” stated in the “Overview of rules” table for the DAX (e.g., less than or equal to 35 in the DAX ranks). If there are no companies that meet these conditions, the successor is determined by relaxing the order book volume criterion twice gradually, each time by five ranks (e.g., 35/40, then 35/45 in the DAX ranks). If there is still no company that meets the criteria, the company with the highest free float market capitalization is determined as the successor.

2. Fast Entry: A company is included in the index if it has the same or better rank than the candidate rank in both the free float market capitalization and order book volume criteria (e.g., less than or equal to rank 25 for the free float market capitalization criterion and less than or equal to rank 25 in the order book volume criterion in the DAX ranks). The company with the lowest free float market capitalization that is ranked worse than the alternate candidate rank in one of the criteria is excluded (e.g., greater than 35 in one of the two criteria in the DAX ranks). If there are no companies in the index that meet these criteria, the company with the lowest free float market capitalization is removed from the index.

3. Regular Exit: A company in the index may be replaced if it has a worse rank than the candidate rank in one of the two criteria of free float market capitalization or order book volume (for example, greater than 40 in the free float market capitalization criterion or greater than 40 in the order book volume criterion in the DAX ranks). It may be replaced by the company with the highest free float market capitalization that has the corresponding ranking positions for both criteria in the alternate candidate rank stated in the “Overview of rules” table for the respective index (e.g., less than or equal to 35 in the DAX ranks). If no successor can be determined, no change takes place.

4. Regular Entry: A company may be included in the index if it has the same or better rank than the candidate rank in both the free float market capitalization and order book volume criteria (e.g., less than or equal to rank 30 for the free float market capitalization criterion and less than or equal to rank 30 in the order book volume criterion in the DAX ranks). The company with the lowest free float market capitalization that is ranked worse than the alternate candidate rank in one of the criteria may be excluded (e.g., greater than 35 in one of the two criteria in the DAX ranks). If no alternate candidate can be determined, no exchange takes place.

In principle, the following applies to all four rules: if there are several companies that fulfill the criteria, the best/worst candidate in terms of free float market capitalization is included/replaced.

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Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

In exceptional cases, for example, takeovers announced at short notice or significant changes in the free float, Deutsche Börse may deviate from rules 1 – 4 mentioned above. The Committee can be consulted as an advisory council. Furthermore, Deutsche Börse may also decide to undertake a market consultation.

Actions in case of shortfalls in the DAX

It may be the case that there is a shortfall in the DAX during the index review. This may occur when a company no longer meets the basic criteria (see “Index Composition — Selection Criteria” above). An example would be a company publicly announcing the discontinuation of the Prime Standard listing. Remaining in the DAX is therefore no longer justified; however, this will take effect only in the next regular review. In this case, the company would be removed during the regular review before the application of the four rules above. Consequently there would be a shortfall in the DAX.

If there is a shortfall during the regular review before the four rules of the DAX are applied, a check is performed to see whether there is a relegation candidate from a superior index. In this case, a review using the Regular Exit rule for the DAX will be performed for the exit candidate, reviewing the eligibility for acceptance into the subordinate index.

a.       If the company meets the Regular Exit rule, the relegation candidate is directly accepted into the DAX in which the shortfall occurred.

b.       If the Regular Exit rule is not met, the relegation candidate is not accepted directly into the DAX with the shortfall.

c.       If there are no other relegation candidates and a shortfall continues to exist in the DAX, this shortfall in the DAX is treated as a Fast Exit. Consequently, the Fast Exit rule of the DAX with the shortfall is applied. In this case, the company which caused the shortfall is considered the Fast Exit candidate. A company that in turn could be accepted into the DAX with the shortfall is found using the Fast Exit rule.

There is still a possibility for a shortfall in the DAX. This may occur when a company that so far had not been included in the DAX as it failed to meet the base criteria (see “Index Composition — Selection Criteria” above) qualifies for the new index composition and replaces a company. An example of this would be if a company has only recently been listed. If two companies are exchanged and the example above or a similar situation applies, this may lead to a surplus in the subordinate index.

If a company changes from the DAX into a subordinate index without a security from the subordinated index being promoted at the same time, this may lead to a surplus of companies. In this case, a check using the Regular Exit rule for the DAX is performed for the exit candidate, reviewing the eligibility for acceptance into the subordinated index.

a.       If the company does not violate the Regular Exit rule, the relegation candidate is directly accepted into the subordinated index.

b.       If the Regular Exit rule is not met, the relegation candidate is not accepted directly into the subordinated index with the shortfall.

c.       If there are no other relegation candidates and there is still a shortfall in the DAX, this surplus is treated as a Fast Entry. Consequently, the Fast Entry rule of the DAX is applied. In this case, the company that caused the surplus is considered as the Fast Entry candidate. A company that, in turn, could be removed from the DAX with the surplus is found using the Fast Entry rule.

The DAX is restored to the fixed number of companies before the four rules for the DAX are applied (Fast Exit, Fast Entry, Regular Exit and Regular Entry). The aim of this is to ensure that the DAX contains the designated number of companies before the review of the index is performed.

Extraordinary Index Review

Extraordinary adjustments to the index composition have to be performed, regardless of the “fast-exit” or “fast-entry” rules, upon occurrence of specific events, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. The Board, in agreement with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Adjustments are also necessary in two scenarios in the mergers and acquisitions context:

•	if an absorbing or emerging company meets basis criteria for inclusion in the DAX, as soon as the free float of the absorbed company falls below 10%, the company is removed from the DAX under the ordinary or extraordinary adjustments described above. The absorbed company is replaced by the absorbing or emerging company on the same date; and

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Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

•	if an absorbing company is already included in the DAX or does not meet the basis criteria for inclusion in the DAX, as soon as the free float of the absorbed company falls below 10%, the company is removed from the DAX under the ordinary or extraordinary adjustments described above. On the same date, the absorbed company is replaced by a new company determined by the Fast Exit Rule.

The weight of the company represented in the DAX is adjusted to the new number of shares on the quarterly date after the merger has taken place.

Index Calculation

The DAX is weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The DAX is a performance (i.e., total return) index, which reinvests all income from dividend and bonus payments in the DAX portfolio.

The DAX Index Formula

The DAX is conceived according to the Laspeyres formula set out below:

whereby:

cit	=	Adjustment factor of company i at time t
ffiT	=	Free float factor of share class i at time T
n	=	Number of shares in the DAX
pi0	=	Closing price of share i on the trading day before the first inclusion in the DAX
piT	=	Price of share i at time t
qi0	=	Number of shares of company i on the trading day before the first inclusion in the DAX
qiT	=	Number of shares of company i at time T
t	=	Calculation time of the DAX
KT	=	DAX chaining factor valid as of chaining date T
T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weighting:

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Morgan Stanley Finance LLC

Market-Linked Notes due July 29, 2022

Based on the Performance of an Equally Weighted Basket Composed of the EURO STOXX 50® Index, the DAX® Index and the Swiss Market Index

Index calculation can be reproduced in simplified terms by using the expression Fi:

•	multiply the current price by the respective Fi weighting factor;

•	take the sum of these products; and

•	divide this by the base value (A) which remains constant until a modification in the DAX composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying DAX portfolio.

Calculation Frequency

Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Deutsche Börse’s electronic trading system Xetra®, whereby the last determined prices are used. The DAX is calculated continuously once a second. The DAX is distributed as soon as current prices are available for all 30 index components included in the DAX (but no later than 9:06 a.m.). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the indices.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments

The DAX is adjusted for exogenous influences (e.g., price-relevant capital changes) by means of certain correction factors, assuming a reinvestment according to the “opération blanche.” If the absolute amount of the accumulated distributions (dividends, bonus and special distributions, spin-offs or subscription rights on other security classes) between two regular chaining dates accounts for more than 10% of the market capitalization of the distributing company on the day before the first distribution, the part of the distribution exceeding the 10% will not be reinvested in a single stock but in the overall index portfolio per unscheduled chaining date.

The DAX® Index is a registered trademark of Deutsche Börse. The notes are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse.

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